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                                                                EXHIBIT 10.2


                                             July 12, 1999




Mr. Anthony W. Deering
Chairman and Chief Executive Officer
The Rouse Company
10275 Little Patuxent Parkway
Columbia, MD  21044

Dear Mr. Deering:

          As authorized by the Board of Directors, your special retention contract arrangement, effective September 24, 1998 (the "Agreement"), is modified as follows:

          1. The second sentence of Section 4.3 of the Agreement is amended by deleting the word "and" at the end of clause (f), replacing the period at the end of clause (g) with a semicolon, and adding the following at the end:

          "(h)  the Company shall:

                (A) contribute, within 30 calendar days after the Date of Termination, under Section 3 of the SERP an amount equal to the sum of (1) three times the maximum amount that could be contributed by the Company under Section 3(a)(i) of the SERP for a full calendar year based on the Executive's Compensation (as defined in The Rouse Company Savings Plan) computed for the 12 months immediately preceding such Date of Termination, and (2) one times such maximum amount multiplied by a fraction, the numerator of which is the number of days transpired in the year of termination prior to and including the Date of Termination and the denominator of which is 365; and

                (B) accrue an additional benefit under Section 2 of the SERP equal to the amount by which the accrued benefit, as of the Date of Termination, of the Executive would be increased if the Executive were (1) credited, for all purposes under the SERP and the Pension Plan (as defined in the SERP), with three additional years of service credit based on the Executive's Cash Compensation (as defined in the Pension
                     Plan) computed for the 12 months immediately preceding such Date of Termination and (2) deemed, for all purposes under the SERP and the Pension Plan, to be three years older in age, provided, however, that in

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July 12, 1999



                     no event shall the Executive's total accrued benefit under the SERP and the Pension Plan be less than the amount provided under the Retirement Supplement referenced in clause (e) above;

           (i) to the extent such benefit is greater than the benefit provided in clause (f) above, for three years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the persons who from time to time thereafter are Dependents at least equal to those which would have been provided to them in accordance with the Welfare Benefit Plans if the Executive's employment had not been terminated or, if more favorable to the Executive and the Dependents, as in effect generally at any time thereafter. "Welfare Benefit Plans" are welfare benefit plans and programs generally applicable to full-time officers or employees of the Company on a date that is six months prior to the date a Change of Control occurred, including, without limitation, medical, disability insurance (group and individual), disability, leaves of absence, group life, split dollar life, accidental death and travel accident insurance plans and programs;

           (j) all outstanding options and restricted shares granted to the Executive to purchase Common Shares under the Incentive Plans or under any other option or equity incentive plan shall, to the extent not vested in accordance with the terms of the applicable agreement, become immediately fully vested and, in the case of options, shall remain exercisable until the end of the original term of such option without regard to the Executive's termination of employment;

           (k) the Company will continue to pay any premiums due on any individual insurance policies in effect on the life of the Executive for three years following the Date of Termination, after which time the Company shall distribute such policy to the Executive without requiring the Executive to repay any premiums paid by the Company;

           (l) notwithstanding any provisions to the contrary with respect to the Gross-Up Payment or under any loan agreement between the Company and the Executive, any obligation of the Executive to the Company to repay the Gross-Up Payment or any loan or other indebtedness shall be forgiven;

           (m) the Company will transfer any car made available to the Executive for his use by the Company to the Executive for no consideration, provided that the Executive pays any and all transfer taxes and agrees to be

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July 12, 1999



                 solely responsible for insurance and the cost of insurance after the date of transfer; and

           (n) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive all Other Benefits to the extent accrued on the Date of Termination and not specifically provided for in this sentence. "Other Benefits" means any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including earned but unpaid and stock and similar compensation, that is in effect on the date that is six months prior to the date a Change of Control occurred."

           2. The cross reference in clause (c) in Section 4.3 of the Agreement to Section 4.2 is amended to refer to Section 4.1.

           3. Clause (d) in the definition of "Good Reason" in Section 4.3 of the Agreement is amended in its entirety to read as follows:

          "(d) the Company fails to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure that both (1) did not occur in bad faith and (2) was remedied by the Company promptly after receipt of notice thereof from the Executive."

          To acknowledge your agreement to the above amendments to the Agreement, please sign and date the original of this letter.

                                             Sincerely yours,

                                             THE ROUSE COMPANY


                                             By_____________________________
                                                   Mathias J. DeVito
                                                   Chairman, Executive Committee
                                                   of the Board of Directors

The undersigned agrees to the
above amendments to the Agreement.


Signature:_________________________

Date:______________________________


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